Exhibit 99.2

December 29, 2005

Mr. Vernon Eugene Hodges

1016 Garrity Way

Santa Clara, CA 95054

Dear Gene:

We are delighted to offer to you the position of President and Chief Executive Officer of Websense, Inc. (the “Company”).  Subject to review and approval by the Company’s Board of Directors and the successful completion of a background check, the terms of our offer are summarized below:

1.                                      Base Salary.  Your salary will be $525,000 per year to be paid bi-weekly, subject to standard deductions and withholdings. Your salary will be reviewed annually in accordance with the standard practice of the Company.

2.                                      Performance Bonus.  You will be eligible to receive a discretionary annual performance bonus (“Bonus”) of up to 100% of your annual base salary, based upon the Company achieving a combination of objective performance goals, including billings and/or operating profit objectives, along with any individual performance goals established by the Compensation Committee of Board of Directors of the Company.

3.                                      Stock Options.

(a)                                  Initial Grant.  In connection with the commencement of your employment, the Company will recommend that the Board grant you a non-qualified stock option (the “Option”) to purchase 600,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value of the shares on the date you commence employment with the Company (the “Start Date”).

(b)                                  Vesting.  As to 300,000 shares (the “First Tranche”) the Option will vest over four (4) years, with twenty-five percent (25%) of the shares vesting on the first anniversary of the Start Date and 1/48th of the First Tranche will vest monthly thereafter, provided that you remain employed by the Company through each vesting installment date.

An additional 100,000 shares (the “Second Tranche”) will vest as follows:  twenty-five percent (25%) of the Second Tranche will vest on the second annual anniversary of the Start Date and 1/48th of the Second Tranche will vest monthly thereafter, provided that you remain employed by the Company through each vesting installment date.

An additional 100,000 shares (the “Third Tranche”) will vest as follows:  twenty-five percent (25%) of the Third Tranche will vest on the third annual anniversary of the State Date and 1/48th of the Third Tranche will vest monthly thereafter, provided that you remain employed by the Company through each vesting installment date.

An additional 100,000 shares (the “Fourth Tranche”) will vest as follows:  twenty-five percent (25%) of the Fourth Tranche will vest on the fourth annual anniversary of the Start Date and 1/48th of the Fourth Tranche will vest monthly thereafter, provided that you remain employed by the Company through each vesting installment date.

4.                                      Restricted Stock Units.  Upon approval by the Board and subject to the terms of the Company’s 2000 Stock Incentive Plan, you will be awarded 48,000 restricted stock units for the Company’s common stock subject to vesting as follows:  twenty-five percent (25%) will vest sequentially on each of the first, second, third, and fourth anniversaries of the Start Date, provided that you remain employed by the Company through each such vesting installment date.

5.                                      Severance Benefit.

(a)                                  Benefits.  In the event the Company terminates your employment other than for Cause as defined below, or you resign your employment for Good Reason as defined below, you will receive (i) severance pay in the form of your annual base salary and your annual target bonus in effect as of the date of such termination or resignation paid in twelve (12) equal monthly installments, less standard deductions and withholdings; (ii) continued payment of the health insurance premium paid on your behalf by the Company until you and your covered dependants obtain alternative health insurance coverage, up to a maximum of twelve (12) months, (iii) accelerated vesting of your stock options described in Section 3 that are otherwise unvested at the time of such termination or resignation such that you shall be immediately vested with respect to the same number of shares as if you had remained continuously employed by the Company for a period of twelve (12) months following the date of such termination or resignation, and (iv) immediate accelerated vesting of 100% of your restricted stock units described in Section 4 that are otherwise unvested at the time of such termination or resignation,.  The severance benefits are contingent upon you providing the Company with a fully-effective waiver and release of claims in a form satisfactory to the Company and your compliance with the Company’s standard non-competition and non-solicitation requirements.

“Cause” for termination shall mean a termination of your employment by the Company based upon a good faith determination by the Board that one or more of the following has occurred: (a) your commission of a material act of fraud with respect to the Company, (b) your intentional refusal or willful failure to carry out the reasonable instructions of the Board, (c) your conviction of, or plea of nolo contendere to, at any time, a misdemeanor crime of moral turpitude or a felony (even if such has occurred prior to your employment with the Company), (d) your gross misconduct in connection with the performance of your duties, or (e) your material breach of your obligations to the Company or any agreement between you and the Company.

“Good Reason” shall mean your resignation within ninety (90) days of the occurrence of any one or more of the following events without your written consent, provided that you comply with a reasonable Good Reason process providing the Company with an opportunity to cure the alleged Good Reason: (a) a material reduction in your base salary and/or target bonus other than in connection with a Company-wide reduction in executive compensation, (b) a material reduction in your benefits, other than in connection with a Company-wide reduction in executive benefits, (c) a material and significant reduction in your authority, title and/or duties without Sufficient Basis, (d) a requirement that you relocate more than thirty-five (35) miles from your then-current office location.  Notwithstanding the foregoing sentence, your receipt of less bonus or no bonus as a result of not meeting the relevant goals for a bonus is not a Good Reason.  “Sufficient Basis” shall mean a reassignment or reduction in duties as a result of disciplinary action based upon serious violation of Company policy or violation of an agreement between you and the Company.

(b)                                  Application of Deferred Compensation Rules.  If the Company determines that any cash severance payment benefit payable to you fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of Section 409A(a)(2)(B)(i) of the Code, then the payment schedule will be modified as follows:  If acceleration of the benefit will avoid application of Section 409(a)(1) of the Code, then the Company will accelerate the payment of the benefit to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code.  If acceleration of the benefit would not avoid the application of Section 409A(a)(1) of the Code, however, then the Company will delay the benefit to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code.  If any payments are delayed as a result of the previous sentence, all such delayed payments shall become payable in a lump sum on the first day they can be paid following the termination date.  Thereafter, payments will resume in accordance with the payment schedule set forth in this letter.  The Board may attach conditions to or adjust the severance amounts paid to preserve, as closely as possible, the economic consequences that would have applied in the absence of these requirements; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

6.                                      Change in Control of the Company.  “Change in Control” shall mean any of the following:

(a)                                  the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than by the Company or any affiliate thereof or any affiliate of a shareholder of the Company immediately prior to such acquisition, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

(b)                                  a change in the composition of the Board occurring within a twenty-four month period, as a result of which fewer than a majority of the directors of the Board are Incumbent Directors.  The term “Incumbent Directors” means members of the Board who are (i) members of the Board of the date hereof, or (ii) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination;

(c)                                  a reorganization, merger, or consolidation, in each case, with respect to which all or substantially all of the persons that were the respective beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such reorganization, merger, or consolidation; or

(d)                                  the sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions.

(e)                                  notwithstanding the foregoing, a Change in Control shall not be deemed to occur because a majority or more of the outstanding voting securities of the Company is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its affiliates, or (ii) any person that, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in approximately the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

(f)                                    if (i) within the eighteen (18) months immediately following a Change in Control your employment is terminated by the Company or any successor or assign without Cause or you resign your employment for Good Reason or (ii) the Company terminates your employment without Cause during the pendency of a merger agreement or tender offer which would result in a Change in Control, subject to the provisions of and conditions of Section 5(a) and Section 5(b), you will receive the benefits specified in Section 5(a)(i) and (ii), plus all of your remaining unvested stock, restricted stock units and stock option awards shall vest immediately, and, if applicable, the Company’s right to repurchase the same such shares immediately shall lapse.

7.                                      Relocation Expenses.  So long as you move to San Diego prior to December 31, 2006, the Company will pay normal moving expenses of up to $100,000.00 (gross) to include packing and shipping of household goods, house-hunting trips with your spouse, and reasonable temporary housing costs.  Some of these costs will be paid directly by the Company; please work with Vice-President Human Resources and Administration, Susan Brown to facilitate.  Should you terminate your employment with the Company within one year of joining, 100% of the moving expense you received, or was paid on your behalf, must be repaid to the Company.

8.                                      Employment Taxes.  All of your compensation and benefits shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

9.                                      Benefits.  You will be eligible to participate in the Company’s standard benefit plans for executives, which include life, long-term disability, dental, vision, and medical insurance and an optional 401(k) savings plan, Employee Stock Purchase Plan (ESPP), cafeteria (flex 125) plan, health club discount membership and Employee Assistance Plan.  The Company currently pays 90% of your health and dental premiums and 60% of the premiums for your dependents.  There are three weeks of accrued paid vacation per 12 month period in addition to ten holidays and one week accrued sick time. In addition, each year you will take one week time-off to consider the longer term future of the Company.

10.                               Inventions and Non-Disclosure.  You will be required to sign the Proprietary Information and Inventions Agreement attached to this letter as a condition of your employment.

11.                               Authorization to Work.  You will need to provide the Company with the legally required proof of your identity and authorization to work in the United States.  Typically, a driver’s license with photograph and a social security card, or a passport will be sufficient and should be brought with you on your first day of work.  Such documentation must be provided within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

12.                               At-Will; Entire Agreement.  Your employment is at-will and for no specified period, and either you or the Company may terminate this employment relationship at anytime and for any reason.  This Agreement, including the enclosures, contains our complete, final, and exclusive agreement relating to the terms and conditions of your employment, and supersedes all prior or contemporaneous oral or written agreements, representations, or discussions.  This Agreement cannot be amended or modified except by a written instrument signed by you and the Chairman of the Board of Directors of the Company.

It is the current intention of the Board of Directors, should you accept this offer, to add you as a member of the Websense Board of Directors at the first Board meeting following your acceptance of this offer.

The start date for your employment will be before January 31, 2006 or such other date as mutually agreed.

Please indicate your agreement with the above terms by signing below and returning to my attention.

Sincerely,

John B. Carrington

Chairman of the Board

Chief Executive Officer

Accepted and agreed:

/s/ Vernon Gene Hodges	1/9/06
Vernon Gene Hodges	Date

Enclosure:	Proprietary Information and Inventions Agreement